NEWS RELEASE

Kaman Corporation
Bloomfield, CT USA

P 860.243.7100
www.kaman.com

KAMAN ANNOUNCES LOCATION CHANGE FOR
2020 ANNUAL MEETING OF SHAREHOLDERS

Annual Meeting to be held in virtual only format
BLOOMFIELD, CT, March 30, 2020 - Kaman Corporation (NYSE: KAMN) today announced a change in the location of its 2020 Annual Meeting of Shareholders (the “Annual Meeting”). In light of public health concerns regarding the ongoing coronavirus, or COVID-19, global pandemic, the Annual Meeting will be held solely by remote communication, in a “virtual only” format. The previously announced date and time of the meeting (April 15, 2020 at 9:00 a.m., Eastern Daylight Time) will not change.
The meeting will be conducted using an online electronic platform that can be accessed by shareholders at http://www.meetingcenter.io/229917544 using the control number set forth on the Notice of Internet Availability or proxy card previously distributed in connection with the Annual Meeting. The password for the meeting is KAMN2020. The company has designed the online format of the Annual Meeting to ensure, to the extent practicable, that shareholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools designed to facilitate shareholder access and participation.
As described in the proxy materials for the Annual Meeting, shareholders of record as of the close of business on February 7, 2020, are entitled to attend and vote. For additional information regarding accessing and participating in the virtual meeting, please refer to the company’s supplemental proxy materials filed with the Securities and Exchange Commission on March 30, 2020.
About Kaman Corporation
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut, conducts business in the aerospace & defense, industrial and medical markets. Kaman produces and markets proprietary aircraft bearings and components; super precision, miniature ball bearings; proprietary spring energized seals, springs and contacts; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of our SH-2G Super Seasprite maritime helicopters; manufacture and support of our K-MAX® manned and unmanned medium-to-heavy lift helicopters. More information is available at www.kaman.com.
Contact:
James G. Coogan
Vice President, Investor Relations & Business Development
Kaman Corporation (860) 243-6342
james.coogan@kaman.com